Exhibit 99.1


                                                          Contact:  Maria Brous
                                                      (863) 688-7407 Ext. 55339


              Publix Reports Second Quarter Results and Stock Price

      LAKELAND, Fla., Aug. 1, 2005 -- Publix's sales for the second quarter of 2005 were approximately $4.8 billion, a 7.0 percent increase from last year's $4.5 billion. Comparable-store sales for the second quarter of 2005 increased
3.8 percent.  Comparable-store  sales were negatively  impacted by approximately
1.3 percent of sales as a result of the early Easter holiday, which was in the first quarter of 2005 and the second quarter of 2004.
      Net earnings for the second quarter were approximately $234.9 million this year, compared to $199.4 million in 2004, an increase of 17.8 percent. Earnings per share were $1.35 for the second quarter of 2005, compared to $1.11 per share for the second quarter of 2004.
      Publix's sales for the first half of 2005 were approximately $10.0 billion, an 8.8 percent increase from last year's $9.1 billion. Net earnings for the first half of 2005 were approximately $494.0 million, compared to $402.8 million in 2004, an increase of 22.6 percent. Earnings per share increased to $2.85 for the first half of 2005, up from $2.25 per share in 2004.
      These amounts are based on unaudited reports that will be filed later this week with the U.S. Securities and Exchange Commission. The company's quarterly
report  to  the  SEC,  Form  10-Q,   will  be  available  on  its  Web  site  at
www.publix.com/stock on August 5, 2005.
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      Based on the most recent  appraisal,  Publix  stock  increased  $6.25 from
$66.50 per share to $72.75 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "For the last two years our stock performance has been excellent," Publix CEO Charlie Jenkins Jr. said. "Our associates, the owners of Publix, deserve the credit for this achievement."
      Publix is owned and operated by its 129,500 employees, with 2004 sales of $18.6 billion. Currently Publix has 858 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for eight consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###
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